EXHIBIT 99.1

Media Contacts:
Adam Friedman
Principal
Adam Friedman Associates LLC
Phone: 212-981-2529 Ext. 18
adam@adam-friedman.com

Analysts International Appoints Mark W. Sheffert to Board of Directors

Minneapolis, MN – August 16, 2007– Analysts International (NASDAQ: ANLY) announced today that Mark W. Sheffert has been appointed to the Company’s Board of Directors.

Mr. Sheffert founded and is currently chairman and CEO of Manchester Companies, Inc., a Minneapolis-based investment banking, corporate renewal, and management advisory firm.  In addition, Mr. Sheffert currently serves as chairman of the board for Minneapolis-based Health Fitness Corporation and as lead director at BNC Bancorp Inc.

Prior to founding Manchester Companies, Mr. Sheffert was president of First Bank System (now US Bancorp), was vice chairman of First Bank N.A., its largest bank subsidiary, and was chairman of First Trust.  He has also served as president and COO of a Midwestern insurance company.

Mr. Sheffert’s board leadership and advisory talents are nationally recognized.  He has served on over three dozen company boards and as chair or lead director on over half of those boards.  He has been named a Minnesota Outstanding Director by the National Association of Corporate Directors and received the 2006 Upper Midwest and 1999 National Turnaround of the Year Awards from the Turnaround Management Association.  Mr. Sheffert’s firm has been retained by hundreds of companies in a wide variety of industries to improve their value.

“Mr. Sheffert’s proven business leadership in several industries along with his experience with corporate boards and his interest in Analysts International make him an excellent addition to our board of directors,” stated Dr. Krzysztof Burhardt, Chairman of the Board.

Mr. Sheffert is a graduate of the University of Minnesota School of Business.  He completed his Master of Science in Management at the Richard D. Irwin Graduate School of Business at Bryn Mawr College and completed the Minnesota Executive Program at the University of Minnesota Carlson School of Management.

About Analysts International
Headquartered in Minneapolis, Analysts International is a diversified IT services company.  With sales and customer support offices in the United States and Canada, Analysts International provides information technology resources and solutions, including: Professional Services, which focuses on providing highly skilled placements; IT Resources Staffing, which is focused on providing reasonably priced resources to volume buyers effectively and on demand; and Technology Solutions, which provides network services, infrastructure, application integration, IP telephony and hardware solutions to the middle market. Analysts International’s Symmetry Workforce Solutions is a flexible set of services that support a customer’s supply chain management, ranging from resource allocation through billing and payment of suppliers. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach.  For more information, visit www.analysts.com.

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